# Project FREEDOM

## Presentation to the Special Committee

May 8, 2023 / Confidential

Jefferies LLC
Member SIPC

The informat on provided in this document, including valuat on discuss ons, represents the v ews of Jeffer es Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage.

Jefferies

# Table of Contents

# Disclaimer

The following pages contain material provided to the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of FREEDOM (the "Company") by Jefferies LLC ("Jefferies") in connection with Project FREEDOM.

These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

# Background

# Background

- On March 20, 2023, FREEDOM (or the "Company") announced publicly the receipt of an unsolicited non-binding proposal from an undisclosed bidder[1] (the "Bidder") to acquire all of the outstanding shares of the Company's common stock for $30.00 per share in cash (the "Proposed Transaction")
  - The proposal implied a 31.9% and 10.3% premium to FREEDOM's unaffected stock price and 30-day VWAP as of March 17, 2023, respectively, and 7.2x FREEDOM's 2022A Adjusted EBITDA and 9.5x FREEDOM's 2023E Adjusted EBITDA, respectively
  - Conditioned on:
    - Current management agreeing to roll their equity and continue with the Company
    - Approval of the Special Committee and majority of non-Bidder and non-management shareholders
    - Other customary conditions (e.g., HSR)
    - 30 days of diligence
    - Transaction funded by cash on hand and newly raised debt financing; no financing condition
      - A transaction led by Permitted Holders, including B.Riley, Irradiant, Pimco (and Brian Kahn), should not require the refinancing of FREEDOM's existing debt
- In its capacity as financial advisor to the Special Committee of the Board of Directors of FREEDOM (the "Special Committee"), Jefferies has:
  - Reviewed the Company's publicly available information and internal financial information and analyses, including its long-range plan ("LRP") dated as of May 4, 2023, as well as participated in business diligence sessions along with the Bidder and its lenders
  - Engaged in numerous discussions with the Bidder and its approved partners, including current Company lenders Irradiant and Pimco
  - Contacted 11 third party financial buyers with retail investment experience regarding potential interest in a transaction with FREEDOM out of which 7 parties passed; another 4 parties executed NDA and passed subsequently
    - No additional inbound inquiries after public release of Bidder proposal on March 20, 2023

| Parties Contacted | Parties Passed | | Current Interested Parties (ex. Bidder) |
|---|---|---|---|
| | **Before NDA** | **Post NDA** | |
| 11 | 7 | 4 | 0 |

Source: Offer letter dated March 20, 2023.
(1) Bidder was B. Riley Financial, Inc.

Jefferies

# Transaction Overview

# Transaction Overview

- On May 9, 2023, FREEDOM's Board of Directors is expected to consider the sale of the Company (the "Proposed Transaction") to the Bidder for a purchase price of $30.00 per share in cash (the "Proposed Purchase Price")
  - Represents a premium of 31.9% based on FREEDOM's unaffected stock price of $22.75 as of March 17, 2023
- The Proposed Transaction will be financed with a combination of Bidder equity and new committed debt from existing lenders

| | |
|---|---|
| **Proposed Purchase Price** | **$30.00** |
| Diluted Shares Outstanding[(1)] | 36.3 |
| **Implied Equity Value** | **$1,089** |
| Plus: Total Debt (Q1'23) | 1,448 |
| Plus: Preferred Equity | 114 |
| Less: Cash and Cash Equivalents (Q1'23) | (98) |
| **Total Enterprise Value (TEV)** | **$2,552** |

| **Implied Premiums** | **FREEDOM Statistic** | |
|---|---|---|
| *Implied Premium to Current Stock Price* | $29.41 | *2.0%* |
| *(Discount) / Premium to Unaffected Stock Price (as of 3/17/23)* | $22.75 | *31.9%* |
| *(Discount) / Premium to 30 day VWAP (as of 3/17/23)[(2)]* | $27.21 | *10.3%* |
| *(Discount) / Premium to 90 day VWAP (as of 3/17/23)[(2)]* | $27.95 | *7.3%* |
| *(Discount) / Premium to 52-Week High* | $44.25 | *(32.2%)* |
| *(Discount) / Premium to 52-Week Low* | $22.45 | *33.6%* |

| **Managament Adj. EBITDA** | **FREEDOM Statistic** | **TEV / EBITDA** |
|---|---|---|
| LTM Q1 2023 EBITDA | $308 | 8.3x |
| FY2023E EBITDA | $268 | 9.5x |
| FY2024P EBITDA | $297 | 8.6x |

Source: S&P Capital IQ as of May 5, 2023, and Consol dated Long-Range Plan provided by FREEDOM management on May 4, 2023.
(1) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restr cted stock un ts as provided by FREEDOM management on May 3, 2023.
(2) VWAP calculated based on calendar days, ending on March 17, 2023.

# Key Terms of the Merger Agreement

| Proposed Transaction Summary | |
|---|---|
| **Proposed Purchase Price** | ▪ $30.00 per share in cash |
| **Parties:** | ▪ Franchise Group, Inc. (the "Company")<br>▪ A newly formed affiliate of B. Riley Financial, Inc. and management rollover investors ("Parent")<br>▪ Merger Sub, a wholly owned subsidiary of Parent<br>▪ B. Riley Financial Inc. is providing an equity commitment and limited guaranty; management rollover investors are providing additional equity |
| **Structure:** | ▪ Reverse triangular merger in which Merger Sub will merge into the Company with the Company surviving as a wholly owned subsidiary of Parent<br>▪ Single step "voted" merger (no tender offer)<br>▪ Management equity rollover will occur immediately prior to Merger |
| **Financing** | ▪ Combination of fully committed debt financing, cash equity and management rollover equity<br>▪ No financing condition; however, acquiror only required to close if debt financing is funded |
| **Certain Closing Conditions:** | ▪ Stockholder approval, including approval by holders of a majority of the outstanding shares held by unaffiliated stockholders<br>▪ Customary bringdown of representations, compliance with covenants and absence of MAE<br>▪ HSR approval |
| **Alternative Transactions:** | ▪ Following Go Shop period, no solicitation, subject to fiduciary out<br>▪ Go Shop provisions under negotiation |
| **Outside Date:** | ▪ [9] months after signing, subject to extension to [12] months after signing |
| **Termination Fees:** | ▪ Reverse termination fee of [•]% of the unaffiliated stockholder consideration using the $30.00 per share price<br>▪ Company termination fee of [•]% of the unaffiliated stockholder consideration for Acquisition Proposal first received within 45 days after signing and thereafter to be [•]% |

Source: Draft Agreement and Plan of Merger dated May 8, 2023, which we understand remains subject to further negot ation and revis on in all respects.

# FREEDOM Overview

Confidential

# FREEDOM Trading Update – Public Market Perspective

($Millions, except per share data)

## Stock Price Performance – Since NASDAQ Relisting (November 2019)



Price
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
The Vitamin Shoppe Acquired Dec. '19
Pet Supplies Plus Acquired Jan. '21
Sylvan Learning Acquired Sept. '21
Unsolicited Offer Letter Received Mar. '23
American Freight Acquired Feb. '20
Badcock Acquired Nov. '21
Rumors Re: MBO Jan. '23
$29.41

## Trading Statistics

| | Unaffected (3/17/23) | Current (5/5/23) |
|---|---|---|
| Share Price | $22.75 | $29.41 |
| Shares Outstanding | 36.3[2] | 36.3[2] |
| Market Capitalization | $826.9 | $1,069.0 |
| Plus: Total Debt (2/2/23) | 1,432.2[3] | 1,432.2[3] |
| Plus: Preferred Equity | 113.5[4] | 113.5[4] |
| Less: Cash & Cash Eqv. (2/2/23) | (80.8)[3] | (80.8)[3] |
| Enterprise Value | $2,291.9 | $2,534.0 |
| CY2023E Consensus Revenue | $4,412.8 | $4,402.9 |
| CY2023E Consensus EBITDA | $350.6 | $350.9 |
| CY2024P Consensus EBITDA | $416.0 | $412.5 |

## Pro Forma Capitalization Table[3]

| | 2/2/23 | | Gross | Gross Adj. | Interest | |
|---|---|---|---|---|---|---|
| | $ | % | Leverage | Leverage[1] | Rate | Maturity |
| Cash and Cash Equivalents | $80.8 | | | | | |
| ABL Revolver ($400M) | $16 | 1.1% | 4.0x | 2.4x | S+175 | 3/10/26 |
| 1st Lien Term Loan (With Add-On) | $1,099 | 76.7% | 2.6x | 4.0x | S + CSA + 475 | 3/10/26 |
| 2nd Lien Term Loan | $300 | 20.9% | 3.3x | 4.4x | L + 750 | 9/10/26 |
| Finance Lease Liabilities | $11 | 0.8% | 3.4x | 4.4x | - | - |
| Other Long Term Obligations | $6 | 0.4% | 3.4x | 4.4x | - | - |
| **Total Debt** | **$1,432.2** | **100.0%** | **3.4x** | **4.4x** | | |
| Based on FY2022 Bank Adj. EBITDA of: | | | $425.6 | | | |
| Based on FY2022 Bank Adj. EBITDAR of: | | | | $705.0 | | |

## Valuation Metrics

| | Unaffected | Current |
|---|---|---|
| EV / CY2023E Consensus Revenue | 0.52x | 0.58x |
| EV / CY2023E Consensus EBITDA | 6.5x | 7.2x |
| EV / CY2024P Consensus EBITDA | 5.5x | 6.1x |

## Trading Summary

| | Unaffected | Current |
|---|---|---|
| Share Price | $22.75 | $29.41 |
| 52-Week High | $44.66 | $44.25 |
| 52-Week Low | $22.45 | $22.45 |
| Current % of 52-Week High | 50.9% | 66.5% |
| 3-M Avg. Daily Vol. ('000s) | 524.91 | 423.44 |

Source: Company filings, S&P Cap tal IQ as of May 5, 2023.
Note: Shares outstanding based on fully diluted shares outstanding per most recent public filing. Pro forma capitalization table for reference to reflect ABL balance as of January 23, 2023 and pro forma for the paydown by the $300 million incremental first lien term loan transact on closed on February 2, 2023.
(1) Rent expense cap talized at 6.0x and estimated based on LTM September 25, 2022 data.
(2) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock opt ons outstanding and exercisable, 506,189 restricted stock units and 454,093 performance restricted stock units.
(3) Pro forma debt and cash balances as of February 2, 2023.
(4) Calculated based of 4,541,125 shares of Series A Cumulative Preferred Stock with a liqu dation preference of $25.00, per Company filings dated December 31, 2022.

Jefferies

# FREEDOM Trading Performance

## Stock Price Performance – Since NASDAQ Relisting (November 2019)

| | YTD | LTM |
|---|---|---|
| FREEDOM | 15% | (23%) |
| Hybrid Franchisor(1) | 14% | 15% |
| Pet Retail(2) | 22% | (26%) |
| Home and Furniture(3) | (3%) | (10%) |
| Beauty, Health and Wellness(4) | (5%) | (10%) |
| Finance Driven Retail(5) | 26% | (20%) |
| Specialty Retail(6) | 12% | 41% |
| Unit-Based Education(7) | 7% | 7% |



400%
300%
200%
100%
0%
(100%)
Nov-19
Feb-20
May-20
Sep-20
Dec-20
Mar-21
Jun-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Feb-23
May-23
Specialty Retail(6): 224%
FREEDOM: 147%
Hybrid Franchisors(1): 41%
Pet Retail(2): 24%
Home and Furniture(3): 17%
Beauty and Wellness(4): (7%)
Unit Based Education(7): (8%)
Finance Driven Retail(5): (17%)

Sources: Company filings, S&P Capital IQ and Wall Street research as of May 5, 2023.
(1) Hybrid Franchisor Index comprised of DRVN, LOCO, SHAK and SNA.
(2) Pet Retail Index comprised of MUSTI, PETS and WOOF.
(3) Home and Furn ture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM.
(4) Beauty, Hea th and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA.
(5) Finance Driven Retail Index comprised of AAN, CONN and UPBD.
(6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP.
(7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON.

# EV / NTM EBITDA Multiples Over Time


Average EV / NTM EBITDA Multiple
3-Year
1-Year
Current
7.2x 7.1x 7.2x
12.5x 11.4x 11.1x
11.8x 9.5x 7.9x
6.9x 5.3x 5.3x
7.5x 7.4x 7.3x
6.1x 5.7x 7.0x
4.8x 4.5x 5.2x
12.8x 11.3x 8.8x
FREEDOM
Hybrid Franchisor(1)
Pet Retail(2)
Home and Furniture(3)
Beauty, Health and Wellness(4)
Finance Driven Retail(5)
Specialty Retail(6)
Unit-Based Education(7)

Sources: Company filings, S&P Capital IQ and Wall Street research as of May 5, 2023.
(1) Hybrid Franchisor Index comprised of DRVN, LOCO, SHAK and SNA.
(2) Pet Retail Index comprised of MUSTI, PETS and WOOF.
(3) Home and Furn ture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM.
(4) Beauty, Hea th and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA.
(5) Finance Driven Retail Index comprised of AAN, CONN and UPBD.
(6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP.
(7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON.

# Wall Street Research Perspectives

($Millions)

## Selected Analyst Estimates (as of May 2023)

| Firm | FY 2023P Revenue | FY 2023P EBITDA | FY 2024P Revenue | FY 2024P EBITDA | 12-18 Month Price Target | Recommendation |
|---|---|---|---|---|---|---|
| Oppenheimer (3/21/23) | $4,372 | $354 | $4,473 | $413 | $40.00 | Outperform |
| Barrington (3/1/23) | $4,375 | $355 | $4,500 | $400 | $35.00 | Outperform |
| Stephens (3/1/23) | $4,426 | $353 | $4,485 | $394 | $28.00 | Neutral |
| CJS Securities (3/2/23) | $4,365 | $357 | $4,507 | $410 | $42.00 | Outperform |
| D.A. Davidson (4/10/23) | $4,483 | $348 | $4,625 | $457 | $39.00 | Buy |
| **Mean:** | **$4,404** | **$353** | **$4,518** | **$415** | **$36.80** | |
| **Management:** | **$4,223** | **$268** (1) | **$4,428** | **$297** (1) | **NA** | |

Management projects meaningfully lower EBITDA vs. Mean

Sources: Wall Street Research, S&P Cap tal IQ as of May 5, 2023.
(1) Represents Adj. EBITDA per consolidated Long-Range Plan provided by FREEDOM management on May 1, 2023.

# FREEDOM Valuation Considerations

# Historical and Projected FREEDOM Financial Summary

| ($Millions) | Historical | | | Management Estimates | | | | CAGR | |
|---|---|---|---|---|---|---|---|---|---|
| | FY2020A | FY2021A | FY2022A | FY2023E | FY2024P | FY2025P | FY2026P | '20A - '23E | '23E - '26P |
| **Revenue** | | | | | | | | | |
| Vitamin Shoppe | $1,036 | $1,173 | $1,207 | $1,248 | $1,272 | $1,309 | $1,359 | *6.4%* | *2.9%* |
| Pet Supplies Plus | 846 | 1,121 | 1,289 | 1,372 | 1,475 | 1,648 | 1,859 | *17.5%* | *10.7%* |
| American Freight | 945 | 989 | 883 | 912 | 985 | 1,145 | 1,262 | *(1.2%)* | *11.4%* |
| Badcock | 899 | 907 | 716 | 592 | 591 | 660 | 730 | *(13.0%)* | *7.2%* |
| Buddy's | 97 | 64 | 57 | 57 | 60 | 67 | 73 | *(16.5%)* | *8.6%* |
| Sylvan | 26 | 38 | 42 | 42 | 45 | 48 | 51 | *17.4%* | *6.4%* |
| **Total Revenue** | **$3,850** | **$4,292** | **$4,195** | **$4,223** | **$4,428** | **$4,876** | **$5,334** | ***3.1%*** | ***8.1%*** |
| *% Growth* | *5.2%* | *11.5%* | *(2.3%)* | *0.7%* | *4.9%* | *10.1%* | *9.4%* | | |
| Total COGS | $2,096 | $2,410 | $2,519 | $2,584 | $2,724 | $3,010 | $3,320 | *7.2%* | *8.7%* |
| **Contribution Margin** | **$1,754** | **$1,882** | **$1,676** | **$1,639** | **$1,704** | **$1,866** | **$2,013** | ***(2.2%)*** | ***7.1%*** |
| *% Margin* | *45.6%* | *43.9%* | *39.9%* | *38.8%* | *38.5%* | *38.3%* | *37.7%* | | |
| Total Operating Expenses | $1,496 | $1,467 | $1,430 | $1,389 | $1,424 | $1,501 | $1,574 | *(2.5%)* | *4.3%* |
| **Total EBITDA** | **$234** | **$490** | **$288** | **$242** | **$281** | **$366** | **$440** | ***1.1%*** | ***22.2%*** |
| *% Margin* | *6.1%* | *11.4%* | *6.9%* | *5.7%* | *6.3%* | *7.5%* | *8.3%* | | |
| **Adjusted EBITDA** | | | | | | | | | |
| Vitamin Shoppe | $78 | $137 | $135 | $136 | $140 | $145 | $150 | *20.4%* | *3.5%* |
| Pet Supplies Plus | 76 | 93 | 115 | 120 | 134 | 157 | 185 | *16.2%* | *15.6%* |
| American Freight | 109 | 97 | 4 | 19 | 47 | 91 | 116 | *(44.0%)* | *82.3%* |
| Badcock | 106 | 85 | 84 | (21) | (38) | (27) | (16) | *NM* | *NM* |
| Buddy's | 27 | 18 | 16 | 16 | 16 | 20 | 24 | *(16.3%)* | *15.3%* |
| Sylvan | 6 | 12 | 14 | 14 | 15 | 16 | 17 | *36.2%* | *7.8%* |
| **Total Adjusted EBITDA** | **$395** | **$438** | **$354** | **$268** | **$297** | **$382** | **$456** | ***(12.2%)*** | ***19.5%*** |
| *% Margin* | *10.3%* | *10.2%* | *8.4%* | *6.3%* | *6.7%* | *7.8%* | *8.6%* | | |
| Total D&A | $111 | $88 | $82 | $80 | $82 | $78 | $78 | *(10.4%)* | *(0.9%)* |
| **Total Capital Expenditures** | **$59** | **$66** | **$51** | **$47** | **$42** | **$45** | **$45** | ***(7.3%)*** | ***(1.7%)*** |
| *% Margin* | *1.5%* | *1.5%* | *1.2%* | *1.1%* | *1.0%* | *0.9%* | *0.8%* | | |

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023.

Confidential

# Detail Regarding FREEDOM Subsidiary Management Incentive Plans (MIPs)

**Description**

- Several of FREEDOM's businesses have a Subsidiary Management Incentive Plan (MIP) in place representing ~10% of the equity value upon a change of control (net of certain adjustments including debt and contributed capital)[1]

**Commentary & Assumptions**

- MIPs are triggered upon a change of control of Vitamin Shoppe, Pet Supplies Plus, Sylvan and American Freight businesses – but not upon a change in control of the parent company[2]
- Current obligations under MIPs cannot be changed by Company unilaterally[3][4]
- Pet Supplies Plus, Sylvan and American Freight plans have an optional liquidity provision, while Vitamin Shoppe does not
- For preliminary valuation purposes, MIPs are analyzed as an aggregate payout in 2026, and are discounted to present value as part of the DCF analysis, such that all of the value of the Company's businesses would be 100% owned by existing shareholders

**Vitamin Shoppe Incentive Unit Plan Details**

- Represents 11% of Vitamin Shoppe Equity Value in a change in control scenario
- Currently fully vested given Vitamin Shoppe performance and timing
- Does not have Optional Liquidity provision

**Pet Supplies Plus Incentive Unit Plan Details**

- Represents ~10% of Pet Supplies Plus Equity Value in a scenario where there is a change in control / optional liquidity exercise
- 1/3rd are time vested – Vest if one is employed for three years by March 2024
- 2/3rd are performance vested – Vest subject to a performance goal and if employed till March 2025
- Optional liquidity available for both time and performance vested units in 2025 and 2026

| ($Millions, except price per share) | Illustrative Payouts in 2026 | | | |
|---|---|---|---|---|
| | Vitamin Shoppe | Pet Supplies Plus | Sylvan | American Freight |
| Monetization Scenario | Change of Control[1] | Optional Liquidity | Optional Liquidity | Optional Liquidity |
| Contractual EBITDA for 2026 Payout[5] | $150.4 | $184.9 | $17.5 | $116.3 |
| Contractual Multiplier[6] | 9.0x | 6.5x | 7.0x | 5.6x |
| Implied EV | $1,353.7 | $1,201.6 | $122.2 | $651.3 |
| Less: Invested Cap tal | 21.9 | (350.0) | (40.5) | (230.0) |
| Less: Contractual Debt / Transaction Costs | (35.0) | (174.1) | (6.8) | (295.5) |
| Incremental EV | $1,340.6 | $677.5 | $74.9 | $125.8 |
| % of Equity Value[7] | 11.0% | 10.0% | 6.7% | 0.0% |
| **MIP Payout[8]** | $147.5 | $67.8 | $5.0 | $0.0 |
| MIP Payout / Share (Net of Tax)[9] | $3.34 | $1.38 | $0.10 | $0.00 |
| **Present Value of MIP Payout / Share (Net of Tax)[10][11]** | $2.03 | $0.84 | $0.06 | $0.00 |

Today @ 9.0x Sale: ~$3.00

| | |
|---|---|
| Total Payout | $220.2 |
| Payout (Net of Tax)[9] | 174.9 |
| Payout / Share | $4.82 |
| Payout / Share (Present Value)[10] | $2.93 |

(1) Add tionally, per FREEDOM management, through a verbal agreement, Buddy's CEO holds a 1.5% stake that can only be monetized in a sale.
(2) Change of Control in HoldCo does not trigger a liquidity event for the individual Operating Company plans. Vesting accelerates upon a Change of Control of individual businesses.
(3) For Pet Suppl es Plus and Sylvan, Company may terminate and l quidate the Plan in accordance with Code Section 409A in connection with a Change in Control.
(4) Opt on to amend is appl cable except with respect to outstanding awards.
(5) Contractual EBITDAs are Reported Adjusted EBITDAs of individual segments in Consolidated LRP provided by FREEDOM Management on May 4, 2023.
(6) Reflects an illustrative valuation mu tiple for Vitamin Shoppe in a sale transaction.
(7) % of Equity Value reflects both Time Vested and Performance Vested Units.
(8) Payout for American Fre ght is zero due to projected underperformance of the business.
(9) Applied effective tax rate of 26% as per management estimates.
(10) Based on illustrative WACC of 13 25%.
(11) Payments above $1mm made to the former Vitamin Shoppe CEO as part of this plan are not tax deductible per Section 162(m) of Internal Revenue Code.

Jefferies

# Selected Valuation Methodologies

| Methodology / Consideration | General Description | Comments |
|---|---|---|
| **Analysis of Selected Publicly Traded Companies** | ▪ Estimates current market value of FREEDOM based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes | ▪ Reviewed 34 publicly traded Hybrid Franchisor, Pet Retail, Home & Furniture, Beauty, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education companies relative to FREEDOM's six business units |
| **Analysis of Selected Transactions** | ▪ Estimates value of FREEDOM based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes | ▪ Reviewed 32 completed transactions with publicly available information in the Pet Retail, Home & Furniture, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education sectors |
| **Discounted Cash Flow Analysis** | ▪ Estimates the value of FREEDOM based on the present value of the Company's risk-adjusted cash flow | ▪ Terminal Value calculated using perpetuity growth method, stated net of hypothetical estimated MIP payments if triggered, per FREEDOM management<br>▪ Badcock terminal value as of 2026 calculated as the then present value of years 2027 to 2030 cash flow plus the subsequent years based on 2030 FCF and a 3% perpetuity growth rate |
| **<u>For Informational Purposes Only:</u>** | | |
| **M&A Premiums** | ▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies | ▪ Reviewed 355 public company all-cash transactions across all industries, excluding financial, real estate and energy targets, and with transaction equity values between $1B and $5B closed since January 1, 2010<br>▪ Applied relevant premiums to FREEDOM's unaffected stock price of $22.75 as of March 17, 2023 and certain stock prices prior to that point |

Note: Jefferies d d not attr bute any particular we ght to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be cons dered as a whole. Considering any portion of the analyses or the factors cons dered, w thout considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

# Financial Analyses Summary – Based on May 4, 2023 LRP

## Methodology

**Selected Public Companies Analysis**
- 2023E Adj. EBITDA Multiple
- 2024P Adj. EBITDA Multiple

**Selected Transactions Analysis**
- LTM Q1 2023E Adj. EBITDA Multiple

**Discounted Cash Flow Analysis**
- Pre-MIP
- Net of MIP(1)

**Historical Premium Analysis**
- All Industries (355) Transactions)
- Consumer / Retail (61) Transactions)



Proposed Purchase Price : $30.00
$9.00
$20.00
$10.25
$22.50
$17.00
$29.75
$26.25
$38.50
$23.50
$37.75
$27.00
$34.75
$26.50
$32.00
$5.00
$15.00
$25.00
$35.00
$45.00

Implied Enterprise Value /

| | | | | | |
|---|---|---|---|---|---|
| **LTM Q1' 23A Mgmt Adj. EBITDA of $308M** | 5.3x | 6.5x | 7.7x | 9.0x | 10.4x |
| **2023E Mgmt Adj. EBITDA of $268M** | 6.1x | 7.5x | 8.9x | 10.4x | 11.9x |

## Metrics

- 6.5x – 8.0x 2023E Adj. EBITDA
  - 2023E Mgmt Adj. EBITDA of $268M
- 6.0x – 7.5x 2024P Adj. EBITDA
  - 2024P Mgmt Adj. EBITDA of $297M
- 6.75x – 8.25x LTM Q1 2023E Adj. EBITDA
  - Q1 2023E Mgmt Adj. EBITDA of $308M
- Discount rate of 12.75% - 13.75% and perpetuity growth rate of 2.5% - 3.5% applied on Pre-MIP value
- Discount rate of 12.75% - 13.75% and perpetuity growth rate of 2.5% - 3.5% applied on Net of MIP value
- 25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23
- 25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23

For Informational Purposes Only

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023. Valuation range f gures rounded to the nearest $0.25.
Note: Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at var ous str ke pr ces, 506,189 restricted stock un ts and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.
(1) Range reflects optional l quidity MIPs at both ends of the range and Vitamin Shoppe MIP only at the lower end.

# Analysis of Selected Public Companies – Valuation and Benchmarking

($Millions)

| Pet Retail | Equity Value | Enterprise Value | 2022A Size and Scale | | | 22A - '24P Projected Gowth | | | EV / EBITDA | |
|---|---|---|---|---|---|---|---|---|---|---|
| | | | Revenue | EBITDA | EBITDA % | Unit | Revenue | EBITDA | 2023E | 2024P |
| Petco Health and Wellness Company, Inc. | $3,161 | $4,653 | $6,025 | $582 | 9.7% | 0.7% | 3.4% | (1.4%) | 8.8x | 8.2x |
| Pets at Home Group Plc | 2,454 | 2,523 | 1,636 | 314 | 19.2% | NA | 8.8% | 5.4% | 7.8x | 7.2x |
| **Pet Supplies Plus** | **NA** | **NA** | **1,289** | **105** | **8.1%** | **14.1%** | **7.0%** | **12.7%** | **-** | **-** |
| Musti Group Oyj | 714 | 865 | 422 | 74 | 17.5% | NA | 10.2% | 12.6% | 10.4x | 9.3x |
| **Mean** | **$2,110** | **$2,680** | **$2,343** | **$269** | **13.6%** | **7.4%** | **7.4%** | **7.3%** | **9.0x** | **8.2x** |
| **Median** | **$2,454** | **$2,523** | **$1,462** | **$209** | **13.6%** | **7.4%** | **7.9%** | **9.0%** | **8.8x** | **8.2x** |
| **Home and Furniture** | | | | | | | | | | |
| Best Buy Co., Inc. | $16,334 | $15,652 | $46,346 | $3,961 | 8.5% | (2.0%) | (1.3%) | (13.6%) | 5.6x | 5.3x |
| Williams-Sonoma, Inc. | 8,036 | 7,668 | 8,821 | 1,730 | 19.6% | (5.2%) | (1.6%) | (9.2%) | 5.4x | 5.4x |
| Tempur Sealy International, Inc. | 6,556 | 9,327 | 4,954 | 892 | 18.0% | NA | 4.2% | 9.3% | 9.6x | 8.8x |
| Sleep Number Corporation | 526 | 985 | 2,113 | 148 | 7.0% | 3.5% | 0.2% | 9.5% | 5.9x | 5.5x |
| The Container Store Group, Inc. | 151 | 333 | 1,086 | 115 | 10.5% | 11.2% | 2.2% | (1.5%) | 3.2x | 3.0x |
| Haverty Furniture Companies, Inc. | 441 | 318 | 1,034 | 135 | 13.0% | NA | (2.6%) | NA | NA | NA |
| **American Freight** | **NA** | **NA** | **883** | **(69)** | **(7.8%)** | **6.5%** | **5.6%** | **-** | **-** | **-** |
| Ethan Allen Interiors Inc. | 701 | 616 | 848 | 157 | 18.5% | NA | NA | NA | 4.8x | NA |
| **Badcock Home Furniture** | **NA** | **NA** | **592** | **(21)** | **(3.6%)** | **(2.1%)** | **(9.2%)** | **-** | **-** | **-** |
| Sleep Country Canada Holdings Inc. | 648 | 669 | 683 | 163 | 23.8% | 2.1% | 3.2% | 0.2% | 4.3x | 4.1x |
| **Mean** | **$4,174** | **$4,446** | **$6,736** | **$721** | **10.8%** | **2.0%** | **0.1%** | **(0.9%)** | **5.5x** | **5.3x** |
| **Median** | **$675** | **$827** | **$1,060** | **$153** | **11.8%** | **2.1%** | **0.2%** | **(0.7%)** | **5.4x** | **5.3x** |
| **Beauty, Health and Wellness** | | | | | | | | | | |
| Walgreens Boots Alliance, Inc. | $27,756 | $47,205 | $131,772 | $5,710 | 4.3% | NA | 5.0% | 9.6% | 7.1x | 6.9x |
| Rite Aid Corporation | 114 | 3,219 | 23,918 | 419 | 1.8% | NA | (3.7%) | (5.2%) | 9.0x | 8.5x |
| Ulta Beauty, Inc. | 26,698 | 25,960 | 10,001 | 1,820 | 18.2% | 3.6% | 7.8% | 4.9% | 13.5x | 13.0x |
| Bath & Body Works, Inc. | 7,790 | 11,421 | 7,474 | 1,597 | 21.4% | NA | 2.6% | 1.9% | 7.7x | 6.9x |
| Sprouts Farmers Market, Inc. | 3,826 | 3,792 | 6,389 | 485 | 7.6% | 7.0% | 6.4% | 3.4% | 7.5x | 7.3x |
| Sally Beauty Holdings, Inc. | 1,253 | 2,305 | 3,757 | 483 | 12.8% | (0.8%) | 1.5% | 0.9% | 4.9x | 4.7x |
| **Vitamin Shoppe** | **NA** | **NA** | **1,207** | **136** | **11.2%** | **2.5%** | **2.7%** | **1.6%** | **-** | **-** |
| Natural Grocers by Vitamin Cottage, Inc. | 270 | 316 | 1,090 | 56 | 5.2% | NA | NA | 6.0% | 5.3x | 5.0x |
| **Mean** | **$9,672** | **$13,460** | **$23,201** | **$1,338** | **10.3%** | **3.0%** | **3.2%** | **2.9%** | **7.9x** | **7.5x** |
| **Median** | **$3,826** | **$3,792** | **$6,932** | **$484** | **9.4%** | **3.0%** | **2.7%** | **2.7%** | **7.5x** | **6.9x** |
| **FREEDOM** | **$827** | **$2,292[1]** | **$4,195** | **$288** | **6.9%** | **5.9%** | **2.7%** | **(1.3%)** | **6.5x[2]** | **5.5x[2]** |
| **Proposed Transaction** | **1,089** | **2,552** | **4,195** | **288** | **6.9%** | **5.9%** | **2.7%** | **(1.3%)** | **9.5x** | **8.6x** |

Source: Company prov ded financials, S&P Capital IQ as of May 5, 2023, Public filings and Wall Street equ ty research.
(1) Reflects pro forma debt and cash figures as of February 2, 2023.
(2) Reflects consensus estimated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.
(3) Reflects 2023E figures.

# Analysis of Selected Public Companies – Valuation and Benchmarking (Cont'd)

($Millions)

| Finance Driven Retail | Equity Value | Enterprise Value | 2022A Size and Scale | | | 22A - '24P Projected Gowth | | | EV / EBITDA | |
|---|---|---|---|---|---|---|---|---|---|---|
| | | | Revenue | EBITDA | EBITDA % | Unit | Revenue | EBITDA | 2023E | 2024P |
| Upbound Group, Inc. | $1,916 | $3,172 | $4,245 | $454 | 10.7% | 0.4% | (2.3%) | (2.0%) | 7.7x | 7.3x |
| The Aaron's Company, Inc. | 394 | 586 | 2,251 | 166 | 7.4% | (1.5%) | 0.9% | 1.4% | 3.9x | 3.4x |
| Conn's, Inc. | 122 | 534 | 1,339 | 37 | 2.8% | 6.9% | 5.0% | 64.2% | 12.4x | 5.3x |
| **Buddy's Home Furnishings** | **NA** | **NA** | **57** | **16** | **27.1%** | **9.1%** | **2.3%** | **1.7%** | **-** | **-** |
| **Mean** | **$811** | **$1,430** | **$1,973** | **$168** | **12.0%** | **3.7%** | **1.5%** | **16.3%** | **8.0x** | **5.3x** |
| **Median** | **$394** | **$586** | **$1,795** | **$102** | **9.0%** | **3.7%** | **1.6%** | **1.6%** | **7.7x** | **5.3x** |
| **Specialty Retail** | | | | | | | | | | |
| DICK S Sporting Goods, Inc. | $12,915 | $12,548 | $12,217 | $1,846 | 15.1% | 1.2% | 3.3% | 3.0% | 6.6x | 6.4x |
| The ODP Corporation | 1,835 | 1,620 | 8,520 | 437 | 5.1% | NA | (2.9%) | (4.8%) | 4.0x | 4.1x |
| Academy Sports and Outdoors, Inc. | 4,839 | 5,096 | 6,438 | 995 | 15.5% | 5.8% | 4.6% | 1.5% | 5.4x | 5.0x |
| JOANN Inc. | 77 | 1,047 | 2,206 | 99 | 4.5% | (0.6%) | (0.7%) | 30.0% | 8.6x | 6.3x |
| Hibbett, Inc. | 716 | 739 | 1,727 | 213 | 12.3% | 3.6% | 5.5% | 5.1% | 3.4x | 3.1x |
| **Mean** | **$4,076** | **$4,210** | **$6,221** | **$718** | **10.5%** | **2.5%** | **2.0%** | **7.0%** | **5.6x** | **5.0x** |
| **Median** | **$1,835** | **$1,620** | **$6,438** | **$437** | **12.3%** | **2.4%** | **3.3%** | **3.0%** | **5.4x** | **5.0x** |
| **Unit-Based Education** | | | | | | | | | | |
| Pearson plc | $7,729 | $8,594 | $4,613 | $834 | 18.1% | NA | 2.7% | 12.5% | 8.6x | 8.1x |
| Bright Horizons Family Solutions Inc. | 5,305 | 6,247 | 2,016 | 317 | 15.7% | 1.5% | 12.5% | 16.0% | 17.4x | 14.6x |
| Stride, Inc. | 1,858 | 1,960 | 1,745 | 268 | 15.4% | NA | 7.8% | 16.9% | 6.5x | 5.3x |
| Franklin Covey Co. | 494 | 459 | 270 | 44 | 16.3% | NA | 10.4% | 13.1% | 9.8x | 8.2x |
| **Sylvan Learning** | **NA** | **NA** | **42** | **13** | **31.4%** | **2.6%** | **3.1%** | **5.3%** | **-** | **-** |
| **Mean** | **$3,847** | **$4,315** | **$1,737** | **$295** | **19.4%** | **2.0%** | **7.3%** | **12.8%** | **10.5x** | **9.1x** |
| **Median** | **$3,582** | **$4,103** | **$1,745** | **$268** | **16.3%** | **2.0%** | **7.8%** | **13.1%** | **9.2x** | **8.2x** |
| **Hybrid Franchisors** | | | | | | | | | | |
| Snap-on Incorporated | $14,124 | $14,589 | $4,489 | $1,232 | 27.4% | NA | 3.9% | 6.9% | 10.8x | 10.4x |
| Driven Brands Holdings Inc. | 4,916 | 7,473 | 2,043 | 274 | 13.4% | 5.9% | 14.4% | 56.7% | 12.7x | 11.1x |
| Shake Shack Inc. | 2,795 | 2,845 | 900 | 70 | 7.8% | 14.7% | 18.5% | 37.8% | 24.0x | 21.2x |
| El Pollo Loco Holdings, Inc. | 348 | 394 | 469 | 49 | 10.4% | 3.5% | 3.8% | 16.1% | 6.6x | 6.0x |
| **Mean** | **$5,545** | **$6,325** | **$1,976** | **$406** | **14.8%** | **8.0%** | **10.2%** | **29.4%** | **13.5x** | **12.2x** |
| **Median** | **$3,855** | **$5,159** | **$1,472** | **$172** | **11.9%** | **5.9%** | **9.1%** | **27.0%** | **11.7x** | **10.7x** |
| | | | | | | | | **Weighted Median(1)** | 7.8x | 7.1x |
| | | | | | | | | **Median** | 7.5x | 6.6x |
| | | | | | | | | **Mean** | 8.2x | 7.3x |
| **FREEDOM** | $827 | $2,292(2) | $4,195 | $288 | 6.9% | 5.9% | 2.7% | (1.3%) | 6.5x(3) | 5.5x(3) |
| **Proposed Transaction** | 1,089 | 2,552 | 4,195 | 288 | 6.9% | 5.9% | 2.7% | (1.3%) | 9.5x | 8.6x |

Source: Company prov ded financials, S&P Capital IQ as of May 5, 2023, company filings and Wall Street equity research.

(1) Weighted according to the corresponding year's Adj. EBITDA segment contribut on to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture med an we ghted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specia ty Retail combined median we ghted by Vitamin Shoppe, Finance Driven Retail median we ghted by Buddy's, and Unit Based Education median weighted by Sylvan Learning.

(2) Reflects pro forma debt and cash figures as of February 2, 2023.

(3) Reflects consensus est mated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.

Confidential

# Analysis of Selected Transactions – Since 2017

($Millions)

## EV / LTM EBITDA

| Date Announced | Target | Acquiror | Implied Enterprise Value | Implied TEV / LTM EBITDA |
|---|---|---|---|---|
| **Pet Retail** | | | | |
| Jan-21 | Pet Supplies Plus | Franchise Group | $700 | 8.8x |
| Nov-18 | Greencross | TPG Capital | $970 | 10.0x |
| **Home & Furniture** | | | | |
| Jan-22 | Mattress Warehouse | Wynnchurch Capital | ND | ND |
| Nov-21 | W.S. Badcock | Franchise Group | $580 | 4.2x |
| Nov-21 | Casper Sleep | Durational Capital Management | $332 | NM |
| May-21 | At Home | Hellman & Friedman | $2,830 | 7.9x |
| May-21 | Dreams | Tempur + Sealy | $475 | 6.3x |
| Dec-19 | American Freight | Franchise Group | $450 | 9.6x |
| Jan-17 | Art Van Furniture | Thomas H. Lee Partners | $550 | ND |
| **Beauty, Health & Wellness** | | | | |
| Jun-20 | GNC Corporation | Harbin Pharmaceutical Group | $760 | 6.9x |
| Aug-19 | The Vitamin Shoppe | Franchise Group | $208 | 3.8x |
| Jun-17 | Whole Foods | Amazon | $13,733 | 10.3x |
| Jun-17 | The Body Shop | Natura Cosmeticos | $1,120 | 13.0x |
| **Finance Driven Retail** | | | | |
| Dec-21 | American First Finance | FirstCash | $1,100 | 12.1x |
| Dec-20 | Acima | Rent-a-Center | $1,650 | 7.3x |
| **Specialty Retail** | | | | |
| Apr-22 | BrandsMart U.S.A | The Aaron's Company | $230 | 5.0x |
| Oct-23 | Diamonds Direct | Signet Jewlers | $490 | 7.1x |
| Apr-21 | West Marine | L Catterton | ND | ND |
| Mar-21 | The Michael's Companies | Apollo Global Management | $4,524 | 6.8x |
| Dec-20 | Sportsman's Warehouse Holdings, Inc. | Great Outdoors Group, LLC | $792 | 6.0x |
| Sep-20 | JCPenney | Brookfield / Simon | $800 | ND |
| Aug-19 | Party City (Canada) | Canadian Tire | $131 | 9.9x |
| Jun-19 | Barnes & Noble | Elliott Management Advisors | $683 | 5.7x |
| Apr-19 | Smart and Final | Apollo Global Management | $1,100 | ND |
| Oct-18 | Marshall Retail Group | WH Smith plc | $400 | 13.7x |
| Jun-17 | Staples | Sycamore Partners | $6,593 | 5.0x |
| Apr-17 | Cabela's | Bass Pro Group | $4,580 | 10.4x |
| Jan-17 | Leslie's Poolmart | L Catterton | ND | ND |
| **Unit Based Education** | | | | |
| Jun-22 | The Goddard School | Sycamore Partners | ~$1,100 | 22.0x |
| Feb-22 | Houghton Mifflin Harcourt Company | Veritas Capital | $2,666 | 9.9x |
| Feb-22 | Mathnasium | Roark Capital | ND | ND |
| Oct-21 | Lakeshore Learning | Leonard Green Partners | ~$1,600 | ND |
| | | | **Weighted Median**[(1)] | **8.2x** |
| | | | **Overall Mean** | **8.8x** |
| | | | **Overall Median** | **7.9x** |
| **Proposed Transaction** | | | **$2,552** | **8.3x** |

Source: Company filings, Definitive Proxy Statements, press releases, Wall Street equity research.

(1) We ghted according to the Q1 2023 LTM Adj. EBITDA segment contribution to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furn ture, Beauty Hea th and Wellness and Spec alty Retail combined med an weighted by Vitamin Shoppe, Finance Driven Retail med an weighted by Buddy's, and Un t Based Education med an weighted by Sylvan Learning.

Jefferies

# FREEDOM Discounted Cash Flow Analysis – Based on May 4, 2023 LRP

| | Year ending December 31, | | | | CAGR | Normalized Terminal Yr |
|---|---|---|---|---|---|---|
| *(US $Ms, except price per share)* | 2023E | 2024P | 2025P | 2026P | 2023E - 2026P | Excluding Badcock[1] |
| **EBITDA (net of SBC)[2]** | $242 | $281 | $366 | $440 | *22.2%* | $457 |
| *% Margin* | *5.7%* | *6.3%* | *7.5%* | *8.3%* | | *8.3%* |
| Less: D&A | (80) | (82) | (78) | (78) | | (35) |
| **EBIT** | $162 | $199 | $288 | $363 | *30.9%* | $422 |
| Less: Taxes[3] | (42) | (52) | (75) | (94) | | (110) |
| **Net Operating Profit After Tax (NOPAT)** | $120 | $147 | $213 | $269 | *30.9%* | $312 |
| Plus: D&A | 80 | 82 | 78 | 78 | | 35 |
| Less: NWC (Increase) / Decrease | 125 | 38 | (18) | (41) | | (32) |
| Less: Other Assets / Liabilities (Increase) / Decrease[4] | 16 | (5) | 13 | 3 | | - |
| Less: Capital Expenditure | (47) | (42) | (45) | (45) | | (35) |
| **Unlevered FCF** | $293 | $220 | $242 | $263 | *(3.5%)* | $281 |
| *% Conversion* | *111.4%* | *74.2%* | *63.3%* | *57.8%* | | *59.4%* |
| **Present Value of Unlevered FCF** | $275 | $183 | $177 | $170 | **Net of MIP Payout** | **Pre-MIP** |
| **Terminal Value at 3.0% Growth Rate** | | | | | $3,000 | $3,000 |
| Less: Illustrative Management Incentive Payoff[5] | | | | | ($175) | - |
| Plus: Badcock Terminal Value[6] | | | | | ($97) | ($97) |
| Terminal Value Post Incentive Units Payoff & Badcock | | | | | $2,728 | $2,903 |
| **Present Value of Terminal Value[7]** | | | | | $1,658 | $1,765 |
| **Sum of PV of Unlevered FCF** | | | | | $805 | $805 |
| **Total Enterprise Value** | | | | | $2,463 | $2,570 |
| Plus: Cash (Q4 '22A) | | | | | $81 | $81 |
| Less: Debt (Q4 '22A) | | | | | ($1,381) | ($1,381) |
| Less: Preferred Equity | | | | | ($114) | ($114) |
| **Equity Value** | | | | | $1,049 | $1,156 |
| FDSO[8] | | | | | 36.281 | 36.287 |
| **Implied Price Per Share** | | | | | **$28.92** | **$31.85** |

**~$30.95 / share without VSI MIP payout**

## Sensitivities

| Implied Price Per Share (Pre MIP) | | | |
|---|---|---|---|
| Perpetuity Growth | Discount Rate | | |
| | 12.75% | 13.25% | 13.75% |
| 2.5% | $32.50 | $29.25 | $26.25 |
| 3.0% | $35.50 | $31.75 | $28.75 |
| 3.5% | $38.50 | $34.75 | $31.25 |

| Implied Terminal EBITDA Multiple[7] | | | |
|---|---|---|---|
| Perpetuity Growth | Discount Rate | | |
| | 12.75% | 13.25% | 13.75% |
| 2.5% | 6.3x | 6.0x | 5.8x |
| 3.0% | 6.7x | 6.3x | 6.1x |
| 3.5% | 7.1x | 6.7x | 6.4x |

| Change in EBITDA[9] | Implied Price Per Share (Low) | Implied Price Per Share (High) |
|---|---|---|
| (15.00%) | $15.25 | $25.25 |
| (10.00%) | 19.00 | 29.75 |
| (5.00%) | 22.50 | 34.00 |
| 0.0% | 26.25 | 38.50 |
| 5.00% | 30.00 | 43.00 |
| 10.00% | 33.75 | 47.50 |
| 15.00% | 37.50 | 52.00 |

Note: Share prices in sensitivity tables are rounded to the nearest $0.25. Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023.

(1) Reflects depreciat on equal to cap tal expend tures in Normalized Terminal Year.
(2) As per Long-Range Plan EBITDA forecast through 2026P provided by FREEDOM management on May 4, 2023.
(3) Applied effective tax rate of 26% as per management est mates.
(4) Other assets / liabilities exclude non-current deferred tax assets, income taxes payable, right of use assets, long-term operating lease liabilities and non-current long-term debt.
(5) Management Incentive payoff reflects tax-effected opt onal liquidity exercise of incentive units in 2026 across relevant businesses of FREEDOM based on contractual multipliers.
(6) Reflects Badcock Unlevered FCF value for 2027 through future years.
(7) Based on illustrative perpetuity growth rate of 3%. Based on illustrative WACC of 13.25%.
(8) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock opt ons outstanding and exercisable at var ous str ke pr ces, 506,189 restr cted stock un ts and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.
(9) Reflects changes in EBITDA (net of SBC) from 2023E to 2026P and Normalized Terminal Year.

# Illustrative Selected M&A Premiums Overview – Based on Unaffected Stock Price (3/17/2023) (For Reference Only)

U.S. M&A All-Cash Transactions, Closed Since January 1, 2010

| | Median – All Industries[(1)] | | | Median – Consumer & Retail[(2)] | | | Proposed Purchase Price |
|---|---|---|---|---|---|---|---|
| Implied Price / FREEDOM Share[(3)] | $27.02 | $29.93 | $34.70 | $26.53 | $29.52 | $32.04 | $30.00 |

**1-day Premiums**


19%
31%
52%
25th Percentile
Median
75th Percentile
17%
30%
41%
25th Percentile
Median
75th Percentile

| | Median – All Industries[(1)] | | | Median – Consumer & Retail[(2)] | | |
|---|---|---|---|---|---|---|
| Implied Price / FREEDOM Share[(3)] | $28.39 | $31.04 | $35.34 | $27.52 | $29.89 | $33.39 |

**30-day Premiums**


25%
36%
55%
25th Percentile
Median
75th Percentile
21%
31%
47%
25th Percentile
Median
75th Percentile


32%
0%
1-Day Premium
30-Day Premium

Source: Refinitiv as of May 1, 2023.
(1) Data represents 355 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Billion to $5.0 Billion since 2010. Excludes real estate, energy & power and financial sector transactions.
(2) Data represents 61 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Billion to $5.0 Billion involving consumer and retail U.S. domiciled and publicly listed traded targets since 2010.
(3) Implied price based on premiums applied to unaffected share price as at close of March 17, 2023.

Jefferies

# Appendix

Confidential

# American Freight – Summary Financial Performance

- American Freight's 2022 performance deteriorated due to a number factors including pull-back by its lower income customer base, potential sales pull-forward during prior COVID periods and ongoing cost inflation
  - Q1 2023 remained EBITDA negative due to the weakest tax season of the past decade according to management
- Going forward, management is projecting a return to profitability beginning in Q2 2023 resulting in modest 2023 EBITDA which grows sharply through 2026
  - 2026 EBITDA falls in line with 2020 and 2021 levels, albeit on lower margins against higher sales

**Adj. EBITDA**


$109
$97
$4
$19
$47
$91
$116
FY2020A
FY2021A
FY2022A
FY2023E
FY2024P
FY2025P
FY2026P

| | FY2020A | FY2021A | FY2022A | FY2023E | FY2024P | FY2025P | FY2026P |
|---|---|---|---|---|---|---|---|
| **Revenue** | $945 | $989 | $883 | $912 | $985 | $1,145 | $1,262 |
| *EBITDA Margin* | *11.6%* | *9.8%* | *0.4%* | *2.1%* | *4.8%* | *8.0%* | *9.2%* |
| *FCF*[(1)] | ($4) | ($1) | ($25) | $4 | ($27) | ($6) | $8 |

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023, and FREEDOM management .
(1) Calculated as Cash Flow from Operat ons less Capital Expenditures.

# Badcock – Summary Financial Performance

- A significant portion of Badcock's revenue is dependent on providing consumer credit to its customers
- FREEDOM's approach to financing Badcock customers is currently in transition due to balance sheet constraints
  - Management has explored numerous solutions to date that have not proven fruitful (e.g., SPV, AFF as second look provider, sale / merger)
- The Company's LRP reflects an outsourcing arrangement with [redacted] which is currently under test
  - Management expects such arrangement would result in negative EBITDA for the next several years
- Alternatively, FREEDOM continues to explore several other options which may or may not be feasible and if so may or may not be more financially attractive:
  - Partnering with alternative third-party credit service providers [redacted]
  - JV transaction with a consumer-financing operating company or credit provider [redacted]
  - Sale to a financial sponsor or management
  - Business liquidation

**Adj. EBITDA**


$106
$85
$84
($21)
($38)
($27)
($16)
($10)
($4)
$3
$10

| | FY2020A | FY2021A | FY2022A | FY2023E | FY2024P | FY2025P | FY2026P | FY2027P | FY2028P | FY2029P | FY2030P |
|---|---|---|---|---|---|---|---|---|---|---|---|
| **Revenue** | $899 | $907 | $716 | $592 | $591 | $660 | $730 | $774 | $820 | $869 | $922 |
| *EBITDA Margin* | *11.8%* | *9.4%* | *11.7%* | *(3.5%)* | *(6.4%)* | *(4.1%)* | *(2.2%)* | *(1.4%)* | *(0.5%)* | *0.3%* | *1.1%* |
| *FCF*[1] | $162 | $216 | $45 | $31 | $26 | ($15) | ($24) | ($22) | ($18) | ($13) | ($8) |

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, and FREEDOM management.
(1) Calculated as Cash Flow from Operations less Capital Expenditures.

# Illustrative Badcock Liquidation Analysis (For Reference Only)

## Badcock Cash Flow and Valuation per Illustrative Liquidation Analysis

| | Book Value | Monetization % | Monetization Value |
|---|---|---|---|
| **Cash flow for 2023**[(1)] | | | **$4.6** |
| Liquidation of Q4' 23 Assets | | | |
| Account Receivables | $52.0 | 25% | $13.0 |
| Inventory | 122.0 | 50% | 61.0 |
| Income Tax Receivable | 3.1 | | 3.1 |
| Intercompany Receivable[(2)] | 100.0 | | 0.0 |
| Property, Equipment, and Software, Net | 17.6 | 10% | 1.8 |
| Other Assets[(3)] | 23.5 | 70% | 16.4 |
| Liquidation of Q4 '23 Liabilities | | | |
| Long-Term Financing Leases | (0.9) | | (0.9) |
| Accounts Payable | (62.6) | | (62.6) |
| Accrued Expenses | (8.8) | | (8.8) |
| Income Taxes Payable | 1.5 | | 1.5 |
| Deferred Revenue | (6.2) | | (6.2) |
| Other Non-Current Liabilities | (14.5) | | (14.5) |
| Deferred Tax Liability - Non-Current | (15.6) | | (15.6) |
| **Liquidation of Q4 '23 Net Assets** | **$211.0** | | **($11.9)** |
| **Severance Costs**[(4)] | | | **($12.0)** |
| Operating Lease Liability | | | ($383.0) |
| Less: Sublease Income (@25% Sublease Rate) | | | 95.8 |
| **Net Operating Lease Liability** | | | **($287.3)** |
| **Aggregate Cost of Maintaining Collections Function**[(5)] | | | **($25.0)** |
| **Other Material Adjustments Not Quantified** | | | |
| Less: Contractual Obligations with Dealers | | | N.Q. |
| Less: Litigation Expense | | | N.Q. |
| Less: Other Breakage from Vendor Contracts | | | N.Q. |
| Plus: Tax Benefits / Offsets to Parent | | | N.Q. |
| **Total** | | | **($331.5)** |
| PV of Cash Proceeds[(6)] | | | ($292.7) |
| **Value Per Share**[(7)] | | | **($8.07)** |

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, Monetization assumptions provided by FREEDOM management, Company filings and Capital IQ.
Note: N.Q. indicates not quantified.
(1) Cash flow includes cash flow from operating activities, investing activities and financing activities.
(2) Net zero since Receivables are owed to Badcock by FREEDOM.
(3) Includes other current assets, non-current notes receivables and other assets.
(4) Severance costs are likely to be close to to $12.0 million.
(5) Assumes $15.0 million on going to zero over three years.
(6) Discounted over 1 year using illustrative Weighted Average Cost of Capital (WACC) of 13.25%.
(7) Value per share calculated based on Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023.

# Badcock Extended Discounted Cash Flow Analysis – Based on May 4, 2023 LRP (For Reference Only)

| | Year ending December 31 | | | | CAGR | Normalized |
|---|---|---|---|---|---|---|
| *(US $Ms, except price per share)* | 2027E | 2028P | 2029P | 2030P | 2027E - 2030P | Terminal Yr[1] |
| **Revenue** | **$774** | **$820** | **$869** | **$922** | *6.0%* | **$922** |
| **EBITDA[2]** | **($10)** | **($4)** | **$3** | **$10** | ***NM*** | **$10** |
| *% Margin* | *(1.4%)* | *(0.5%)* | *0.3%* | *1.1%* | | *1.1%* |
| Less: D&A | (7) | (7) | (8) | (8) | | (10) |
| **EBIT** | **($18)** | **($11)** | **($5)** | **$3** | ***NM*** | **$0** |
| Less: Taxes[3] | 5 | 3 | 1 | (1) | | (0) |
| **Net Operating Profit After Tax (NOPAT)** | **($13)** | **($8)** | **($3)** | **$2** | ***NM*** | **$0** |
| Plus: D&A | 7 | 7 | 8 | 8 | | 10 |
| Less: NWC (Increase) / Decrease | (6) | (7) | (7) | (8) | | (8) |
| Less: Capital Expenditure | (10) | (10) | (10) | (10) | | (10) |
| **Unlevered FCF** | **($22)** | **($18)** | **($13)** | **($8)** | ***NM*** | **($7)** |
| Present Value of Unlevered FCF (as of Dec 31, 2026) | ($21) | ($15) | ($10) | ($5) | | |
| Terminal Value at 3.0% Growth Rate | | | | | | ($77) |
| Present Value of Terminal Value (as of Dec 31, 2026)[4] | | | | | | ($47) |
| Sum of PV of Unlevered FCF (as of Dec 31, 2026) | | | | | | ($50) |
| **Present Value (as of Dec 31, 2026)** | | | | | | **($97)** |

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023.
(1) Reflects depreciat on equal to cap tal expend tures in Normalized Terminal Year.
(2) As per Long-Range Plan EBITDA forecast through 2030P provided by FREEDOM management.
(3) Effective tax rate for each year as per FREEDOM management estimates.
(4) Based on illustrative perpetuity growth rate of 3%. Based on illustrative WACC of 13.25%.

Confidential

# FREEDOM Weighted Average Cost of Capital Analysis

($Millions, except per share data)

## Selected Companies

| Company Name | Equity Value | Total Debt | Cash | Minority Interest | Preferred Stock | Total EV | D / E Ratio | Equity / Total Cap. | Debt / Total Cap. | Tax Rate[1] | Bloomberg Beta[2] | Unlevered Beta | Adj. Levered Beta |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Pet Retail** | | | | | | | | | | | | | |
| Musti Group Oyj | $714 | $166 | $16 | $0 | $0 | $865 | 21.0% | 82.6% | 17.4% | 20.0% | 1.02 | 0.87 | 0.95 |
| Pets at Home Group Plc | 2,454 | 249 | 181 | 0 | 0 | 2,523 | 2.8% | 97.3% | 2.7% | 25.0% | 0.71 | 0.69 | 0.75 |
| Petco Health and Wellness Company, Inc. | 3,161 | 1,694 | 202 | 0 | 0 | 4,653 | 47.2% | 67.9% | 32.1% | 29.8% | 1.19 | 0.90 | 0.97 |
| | | | | | | **Mean** | **23.7%** | **82.6%** | **17.4%** | **24.9%** | **0.97** | **0.82** | **0.89** |
| | | | | | | **Median** | **21.0%** | **82.6%** | **17.4%** | **25.0%** | **1.02** | **0.87** | **0.95** |
| **Home and Furniture** | | | | | | | | | | | | | |
| Best Buy Co., Inc. | $16,334 | $1,192 | $1,874 | $0 | $0 | $15,652 | (4.2%) | 104.4% | (4.4%) | 30.8% | 1.24 | 1.28 | 1.38 |
| Williams-Sonoma, Inc. | 8,036 | 0 | 367 | 0 | 0 | 7,668 | (4.6%) | 104.8% | (4.8%) | 29.8% | 1.30 | 1.34 | 1.46 |
| Sleep Number Corporation | 526 | 460 | 2 | 0 | 0 | 985 | 87.1% | 53.5% | 46.5% | 30.8% | 1.54 | 0.96 | 1.04 |
| Tempur Sealy International, Inc. | 6,556 | 2,831 | 69 | 10 | 0 | 9,327 | 42.1% | 70.3% | 29.6% | 26.0% | 1.55 | 1.18 | 1.28 |
| Sleep Country Canada Holdings Inc. | 648 | 74 | 58 | 5 | 0 | 669 | 2.4% | 96.9% | 2.3% | 39.5% | 1.21 | 1.19 | 1.28 |
| Ethan Allen Interiors Inc. | 701 | 0 | 85 | (0) | 0 | 616 | (12.2%) | 113.9% | (13.9%) | 28.5% | 0.96 | 1.05 | 1.14 |
| Haverty Furniture Companies, Inc. | 441 | 0 | 123 | 0 | 0 | 318 | (27.9%) | 138.7% | (38.7%) | 26.8% | 0.92 | 1.15 | 1.25 |
| The Container Store Group, Inc. | 151 | 189 | 6 | 0 | 0 | 333 | 121.4% | 45.2% | 54.8% | 21.0% | 1.21 | 0.62 | 0.68 |
| | | | | | | **Mean** | **25.5%** | **90.9%** | **8.9%** | **29.1%** | **1.24** | **1.10** | **1.19** |
| | | | | | | **Median** | **(0.9%)** | **100.6%** | **(1.0%)** | **29.2%** | **1.23** | **1.17** | **1.27** |
| **Finance Driven Retail** | | | | | | | | | | | | | |
| Upbound Group, Inc. | $1,916 | $1,400 | $144 | $0 | $0 | $3,172 | 65.5% | 60.4% | 39.6% | 21.0% | 1.25 | 0.82 | 0.90 |
| Conn's, Inc. | 122 | 432 | 20 | 0 | 0 | 534 | 338.1% | 22.8% | 77.2% | 21.0% | 1.57 | 0.43 | 0.47 |
| The Aaron's Company, Inc. | 394 | 219 | 28 | 0 | 0 | 586 | 48.5% | 67.3% | 32.7% | 26.8% | 1.19 | 0.88 | 0.95 |
| | | | | | | **Mean** | **150.7%** | **50.2%** | **49.8%** | **22.9%** | **1.34** | **0.71** | **0.77** |
| | | | | | | **Median** | **65.5%** | **60.4%** | **39.6%** | **21.0%** | **1.25** | **0.82** | **0.90** |
| **Beauty, Health and Wellness** | | | | | | | | | | | | | |
| Ulta Beauty, Inc. | $26,698 | $0 | $738 | $0 | $0 | $25,960 | (2.8%) | 102.8% | (2.8%) | 30.5% | 1.22 | 1.24 | 1.35 |
| Sprouts Farmers Market, Inc. | 3,826 | 259 | 293 | 0 | 0 | 3,792 | (0.9%) | 100.9% | (0.9%) | 25.9% | 0.57 | 0.57 | 0.62 |
| Sally Beauty Holdings, Inc. | 1,253 | 1,151 | 99 | 0 | 0 | 2,305 | 84.0% | 54.3% | 45.7% | 21.0% | 1.16 | 0.69 | 0.76 |
| Bath & Body Works, Inc. | 7,790 | 4,862 | 1,232 | 1 | 0 | 11,421 | 46.6% | 68.2% | 31.8% | 21.0% | 1.54 | 1.12 | 1.23 |
| Rite Aid Corporation | 114 | 3,208 | 103 | 0 | 0 | 3,219 | 2728.7% | 3.5% | 96.5% | 31.0% | 0.96 | 0.05 | 0.05 |
| Walgreens Boots Alliance, Inc. | 27,756 | 13,042 | 1,840 | 8,247 | 0 | 47,205 | 40.4% | 58.8% | 23.7% | 30.5% | 0.87 | 0.68 | 0.73 |
| Natural Grocers by Vitamin Cottage, Inc. | 270 | 63 | 17 | 0 | 0 | 316 | 16.9% | 85.5% | 14.5% | 25.6% | 0.56 | 0.49 | 0.54 |
| | | | | | | **Mean** | **416.1%** | **67.7%** | **29.8%** | **26.5%** | **0.98** | **0.69** | **0.75** |
| | | | | | | **Median** | **40.4%** | **68.2%** | **23.7%** | **25.9%** | **0.96** | **0.68** | **0.73** |

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg as of May 4, 2023.

# FREEDOM Weighted Average Cost of Capital Analysis (Cont'd)

($Millions, except per share data)

## Selected Companies

| Company Name | Equity Value | Total Debt | Cash | Minority Interest | Preferred Stock | Total EV | D / E Ratio | Equity / Total Cap. | Debt / Total Cap. | Tax Rate[1] | Bloomberg Beta[2] | Unlevered Beta | Adj. Levered Beta |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Specialty Retail** | | | | | | | | | | | | | |
| DICK S Sporting Goods, Inc. | $12,915 | $1,558 | $1,924 | $0 | $0 | $12,548 | (2.8%) | 102.9% | (2.9%) | 31.0% | 1.42 | 1.45 | 1.57 |
| Academy Sports and Outdoors, Inc. | 4,839 | 595 | 337 | 0 | 0 | 5,096 | 5.3% | 94.9% | 5.1% | 21.0% | 1.31 | 1.26 | 1.38 |
| The ODP Corporation | 1,835 | 188 | 403 | 0 | 0 | 1,620 | (11.7%) | 113.3% | (13.3%) | 26.5% | 1.12 | 1.22 | 1.33 |
| JOANN Inc. | 77 | 991 | 20 | 0 | 0 | 1,047 | 1266.2% | 7.3% | 92.7% | 21.0% | 1.11 | 0.10 | 0.11 |
| Hibbett, Inc. | 716 | 39 | 16 | 0 | 0 | 739 | 3.2% | 96.9% | 3.1% | 27.5% | 1.33 | 1.30 | 1.41 |
| | | | | | | **Mean** | **252.0%** | **83.1%** | **16.9%** | **25.4%** | **1.26** | **1.07** | **1.16** |
| | | | | | | **Median** | **3.2%** | **96.9%** | **3.1%** | **26.5%** | **1.31** | **1.26** | **1.38** |
| **Unit-Based Education** | | | | | | | | | | | | | |
| Bright Horizons Family Solutions Inc. | $5,305 | $978 | $36 | $0 | $0 | $6,247 | 17.7% | 84.9% | 15.1% | 29.0% | 1.24 | 1.10 | 1.19 |
| Stride, Inc. | 1,858 | 420 | 318 | 0 | 0 | 1,960 | 5.5% | 94.8% | 5.2% | 27.0% | 0.72 | 0.69 | 0.76 |
| Franklin Covey Co. | 494 | 20 | 55 | 0 | 0 | 459 | (7.1%) | 107.6% | (7.6%) | 25.9% | 1.15 | 1.22 | 1.32 |
| Pearson plc | 7,729 | 1,535 | 686 | 16 | 0 | 8,594 | 11.0% | 89.9% | 9.9% | 25.0% | 0.73 | 0.67 | 0.73 |
| | | | | | | **Mean** | **6.8%** | **94.3%** | **5.6%** | **26.7%** | **0.96** | **0.92** | **1.00** |
| | | | | | | **Median** | **8.2%** | **92.4%** | **7.5%** | **26.4%** | **0.94** | **0.90** | **0.97** |
| **Hybrid Franchsiors** | | | | | | | | | | | | | |
| El Pollo Loco Holdings, Inc. | $348 | $66 | $20 | $0 | $0 | $394 | 13.1% | 88.4% | 11.6% | 29.8% | 1.04 | 0.96 | 1.04 |
| Shake Shack Inc. | 2,795 | 256 | 231 | 25 | 0 | 2,845 | 0.9% | 98.2% | 0.9% | 28.3% | 1.37 | 1.36 | 1.48 |
| Driven Brands Holdings Inc. | 4,916 | 2,784 | 227 | 1 | 0 | 7,473 | 52.0% | 65.8% | 34.2% | 23.5% | 1.13 | 0.81 | 0.88 |
| Snap-on Incorporated | 14,124 | 1,200 | 757 | 22 | 0 | 14,589 | 3.1% | 96.8% | 3.0% | 28.9% | 1.05 | 1.02 | 1.11 |
| | | | | | | **Mean** | **17.3%** | **87.3%** | **12.4%** | **27.6%** | **1.26** | **1.04** | **1.13** |
| | | | | | | **Median** | **8.1%** | **92.6%** | **7.3%** | **28.6%** | **1.13** | **0.99** | **1.07** |
| | | | | | | | | | **Overall Selected Companies** | | | | |
| | | | | | | **Mean** | **147.0%** | **80.6%** | **18.8%** | **26.7%** | **1.15** | **0.92** | **1.00** |
| | | | | | | **Median** | **12.0%** | **89.2%** | **10.7%** | **26.8%** | **1.19** | **0.96** | **1.04** |
| **FREEDOM Normalized Cap Structure** | **$1,067** | **$736** | **$98** | | **$114** | **$1,819** | **59.8%** | **58.7%** | **35.1%** | **26.0%** | **1.61** | **1.12** | **1.61** |
| **FREEDOM Actual Cap Structure** | **$1,067** | **$1,448** | **$98** | | **$114** | **$2,531** | **126.5%** | **42.2%** | **53.3%** | **26.0%** | **1.61** | **0.83** | **1.61** |

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg as of May 4, 2023.

# FREEDOM Weighted Average Cost of Capital Analysis (Cont'd)

($Millions, except per share data)

## WACC Assumptions

| | FREEDOM Actual | FREEDOM Normalized | Selected Peers | Illustrative Range | |
|---|---|---|---|---|---|
| Risk-Free Rate (Rf)[1] | 3.9% | 3.9% | 3.9% | 3.9% | 3.9% |
| Unlevered Beta | 0.83 | 1.12 | 0.96 | 1.00 | 1.25 |
| Debt / Equity Ratio[2] | 126.5% | 59.8% | 12.0% | 66.7% | 42.9% |
| Adj. Levered Beta[3] | 1.61 | 1.61 | 1.04 | 1.49 | 1.65 |
| Market Risk Premium (Rm)[4] | 7.2% | 7.2% | 7.2% | 7.2% | 7.2% |
| Size Premium (Rs)[5] | 1.4% | 1.4% | 1.4% | 1.4% | 1.4% |
| Tax Rate[6] | 26.0% | 26.0% | 26.8% | 26.0% | 26.0% |
| Pre-Tax Cost of Debt (Kd)[7] | 10.2% | 10.2% | 10.2% | 10.2% | 10.2% |
| Illustrative After-tax Cost of Debt | 7.5% | 7.5% | 7.5% | 7.5% | 7.5% |
| Illustrative Debt / Total Capital | 53.3% | 35.1% | 10.7% | 40.0% | 30.0% |

## WACC Calculation

| | FREEDOM Actual | FREEDOM Normalized | Selected Peers | Illustrative Range | |
|---|---|---|---|---|---|
| Market Risk Premium (Rm) | 7.2% | 7.2% | 7.2% | 7.2% | 7.2% |
| Multiplied by: Adj. Levered Beta | 1.61 | 1.61 | 1.04 | 1.49 | 1.65 |
| **Adjusted Equity Risk Premium** | **11.5%** | **11.5%** | **7.5%** | **10.7%** | **11.8%** |
| Plus: Risk-Free Rate (Rf) | 3.9% | 3.9% | 3.9% | 3.9% | 3.9% |
| Plus: Size Premium (Rs) | 1.4% | 1.4% | 1.4% | 1.4% | 1.4% |
| **Cost of Equity (Ke)** | **16.8%** | **16.8%** | **12.7%** | **15.9%** | **17.0%** |
| Multiplied by: E / (D + E) | 46.7% | 64.9% | 89.3% | 60.0% | 70.0% |
| **Cost of Equity Portion** | **7.8%** | **10.9%** | **11.3%** | **9.6%** | **11.9%** |
| After-Tax Cost of Debt | 7.5% | 7.5% | 7.5% | 7.5% | 7.5% |
| Multiplied by: D / (D + E) | 53.3% | 35.1% | 10.7% | 40.0% | 30.0% |
| **Cost of Debt Portion** | **4.0%** | **2.6%** | **0.8%** | **3.0%** | **2.3%** |
| **WACC** | **11.84%** | **13.52%** | **12.12%** | **12.57%** | **14.18%** |

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 5, 2023.
(1) Spot rate for 20-Year US Treasury Yield as of May 5, 2023.
(2) Normalized FREEDOM Debt / Cap tal ratio calculated as the average over the last 5 years.
(3) Adjusted for FREEDOM Debt / Capital ratio and med an Debt / Capital ratio for selected public companies.
(4) Represents long-horizon expected equ ty risk premium per Kroll Cost of Cap tal Nav gator.
(5) FREEDOM size premium based on 7th decile in Kroll Cost of Capital Navigator.
(6) Tax rate based on FREEDOM's effective tax rate of 2023E as per consol dated Long-Range Plan provided by FREEDOM management on May 4, 2023
(7) FREEDOM pre-tax cost of debt is based on est mated cost of debt for refinancing current debt at SOFR+475 trading at 96 5.

# Selected Changes Since Board Presentation on April 14, 2023

| Topic | Summary Changes |
|---|---|
| FREEDOM Management Projections & Subsidiary Management Incentive Plans | ▪ Certain cash flow and debt adjustments by Management<br>▪ Additional Badcock projected data through 2030<br>▪ Tax benefit of (offset) of MIP payouts related to Vitamin Shoppe in 2026 lowered by ~$12M or $0.20 per share due to Section 162(m) of the Internal Revenue Code limitations |
| Selected Transaction Analysis | ▪ Increase in range for Selected Transactions Analysis from 6.5x - 8.0x to 6.75x - 8.25x |
| Discounted Cash Flow | ▪ Normalized Terminal year adjusted to exclude Badcock negative contribution<br>▪ Badcock projections extended by FREEDOM management to 2030 to achieve normalized state and terminal value included as a separate line item in DCF |